Exhibit 5.1

OPINION OF HAYNES AND BOONE, LLP

July 5, 2007

KMG Chemicals, Inc.

10611 Harwin Drive, Suite 402

Houston, Texas 77036

Re: Registration Statement on Form S-3 of 1,000,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to KMG Chemicals, Inc., a Texas corporation (the “Company”) in connection with the preparation of the Company’s registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Registration Statement relates to the public offering (the “Offering”) by the selling stockholder identified as such in the Registration Statement of an aggregate of 1,000,000 shares (the “Shares”) of the Company’s common stock.

We have reviewed the Registration Statement, including the prospectus contained therein (the “Prospectus”), the Restated and Amended Articles of Incorporation of the Company, and the By-Laws of the Company, as amended to date. In addition, we have examined originals or photostatic or certified copies of certain of the records and documents of the Company, copies of public documents, certificates of officers of the Company, and such other agreements, instruments and documents as we have deemed necessary in connection with the opinion hereinafter expressed. As to the various questions of fact material to the opinion expressed below, we have relied upon certificates or comparable documents of officers and representatives of the Company without independent check or verification of their accuracy.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

Based on our examination described above, subject to the assumptions and limitations stated herein, and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the federal laws of the United States of America and the laws of the State of Texas as currently in effect, and judicial decisions reported as of the date hereof interpreting such laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Yours very truly,

HAYNES AND BOONE, LLP

/s/ Haynes and Boone, LLP